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                                  EXHIBIT 99.2

                                   [PMR LOGO]

For Immediate Release                                          February 19, 1998


                  PMR ANNOUNCES LETTER OF INTENT FOR ACQUISITION

SAN DIEGO, CA -- PMR CORPORATION (NASDAQ NMS - "PMRP"), a leading provider of disease management services for the Seriously Mentally Ill (SMI), today announced that a letter of intent has been signed to acquire the provider division of American Psych Systems ("APS"). This division includes five partial hospitalization programs, two hospital management contracts and other outpatient services in New York and Ohio. Total revenues for the division are approximately $6.5 million.

"The provider division of APS is an excellent addition to PMR's program offerings," said Allen Tepper, CEO. "These programs have an excellent clinical reputation, place us in new markets, add new programatic tracks and add diversification to our payor mix."

The Company expects to complete the transaction in its fourth fiscal quarter and anticipates that the transaction will contribute to earnings per share in the fiscal year beginning May 1, 1998.


The Company plans a conference call for tomorrow, Friday February 20, at 9:00 am EST to discuss this event and other issues of interest. Participants please call 1-800-289-0436, reservation number 436374.

PMR is a leader in the development and management of programs and services for individuals with a serious mental illness. PMR currently manages 54 programs in 13 states in both fee-for-service and managed care environments, principally focused on the public sector market.

This press release contains forward looking statements that involve risks and uncertainties, including the risk that the Company will not successfully complete the acquisition of the provider division of APS or that the acquisition will not contribute to earnings per share in fiscal year 1999. Forward looking statements reflect the Company's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated.

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CONTACT:
PMR Corporation: 619-610-4001
Mark Clein, Executive V.P./CFO


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